Attachments to Form N-SAR for HLS
Series Fund II Funds


Sub-Item 77D: Policies with respect to
security investments

	On June 20, 2002, Registrant filed a
supplement with the Securities and Exchange
Commission indicating certain changes in the investment policies of Hartford SmallCap
HLS Fund. Specifically, the fund indicated that, effective August 20, 2002, the fund, which had used the range represented by the Russell 2000 Index to define small cap securities, would begin using the collective range of the Russell 2000 and the Standard
& Poor's 600 Indices to define such companies.